Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

July 26, 2010

Celsion Corporation

10220-L Old Columbia Road

Columbia, Maryland 21046

Re:                               Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as counsel to Celsion Corporation, a Delaware corporation (the “Company”), in connection with certain matters of Delaware law relating to the registration by the Company of up to 2,444,434 shares (the “Shares”) of common stock of the Company, $0.01 par value per share (“Common Stock”), covered by the above-referenced Registration Statement and any amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and issued or issuable to the selling stockholder (the “Selling Stockholder”) named in the prospectus which forms a part of the Registration Statement.  The Shares include (i) 40,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder pursuant to that certain Common Stock Purchase Agreement, dated as of June 17, 2010, by and between the Company and Small Cap Biotech Value, Ltd. (the “Agreement”), and (ii) up to 2,404,434 shares of Common Stock (the “Agreement Shares”) that may be issued upon the terms and subject to the conditions set forth in the Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       The Registration Statement;

2.                                       The Certificate of Incorporation of the Company, as amended (the “Certificate”), certified as of a recent date by the Secretary of State of Delaware (the “Secretary”);

3.                                       The Bylaws of the Company, as amended;

4.                                       A certificate of the Secretary as to the good standing of the Company, dated as of a recent date;

5.                                       Resolutions adopted by the Board of Directors of the Company relating to, among other items, the authorization of the issuance of the Shares and the filing of the Registration Statement, certified as of the date hereof by an officer of the Company (the “Resolutions”);

6.                                       The Agreement;

7.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

8.                                       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.                                       Prior to the issuance of any of the Agreement Shares, the Board of Directors of the Company, or a duly authorized committee thereof, will determine the price and certain other terms of issuance of such Shares (the “Corporate Proceedings”).  Upon the issuance of any Agreement Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.                                       The issuance of the Agreement Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions, the Corporate Proceedings and the Agreement against payment of the consideration set forth therein, the Agreement Shares will be validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the DGCL (without regard to the principles of conflict of laws thereof) governing matters such as the authorization and issuance of stock, as such laws are in effect as of the date hereof, as well as the pertinent provisions of the Delaware Constitution as currently in effect, and currently reported judicial decisions interpreting such laws, subject to the facts bearing upon this opinion as they currently exist. Our opinion is based upon and limited to the applicable laws in effect as of the date hereof and we assume no obligation to revise, supplement or update this opinion in the event of future changes in the DGCL, the Delaware Constitution or the interpretation thereof, or in such facts. This opinion does not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws, to the laws of contract or to any other laws of any other jurisdiction or the rules and regulations of any stock exchange or of any other regulatory body, and we do not express any opinion as to the effect of any other laws, rules or regulations on the opinion stated herein.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP